As filed with the Securities and Exchange Commission on September 5, 2014

                                                   Registration No. 33- ________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                  SOLAR3D, INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       DELAWARE                                          01-05922991
------------------------                    ------------------------------------
(State or Incorporation)                    (I.R.S. Employer Identification No.)

                             26 West Mission Avenue
                         Santa Barbara, California 93101
            --------------------------------------------------------
             (Address of principal executive offices and zip codes)


                                  SOLAR3D, INC.
           ----------------------------------------------------------
                            (Full title of the plan)

                                                       Copy To:
James B. Nelson, Chief Executive Officer         Mark J. Richardson, Esq.
             Solar3D, Inc.                       Richardson & Associates
         26 West Mission Avenue           1453 Third Street Promenade, Suite 315
    Santa Barbara, California 93101           Santa Monica, California 90401
             (805) 690-9000                           (310) 393-9992
   (Name, address and telephone
    number of agent for service)

                         CALCULATION OF REGISTRATION FEE

======================= ============ =============== ============== ============

  Title of Each Class                    Maximum         Maximum      Amount of
     of Securities      Amount to be  Offering Price    Aggregate   Registration
   to be Registered      Registered     Per Share    Offering Price     Fee
----------------------- ------------ --------------- -------------- ------------
Common Stock, par value   6,000,000    $0.14(2)       $840,000        $108.20
$0.001 per share,         shares (1)
issuable pursuant to a
restricted stock
agreement
----------------------- ------------ --------------- -------------- ------------
     Total               6,000,000     $0.14(2)       $840,000        $108.20
                           shares
======================= ============ =============== ============== ============
(1) These are performance shares that are eligible for vesting and issuance. To date, none of these shares have been issued.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the last sale price of the Company's Common Stock on August 28, 2014 as reported on the OTC -QB Market.


         This Form S-8 consists of 24 pages, including exhibits. The index to exhibits is set forth on page 7.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
------------------------------------------------

         Solar3D,   Inc.   ("Solar3D,"  "we,"  the  "Company"  or  "Registrant")
incorporates  by  reference  in  this   registration   statement  the  following
documents:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

         (d)      The Registrant's Definitive Schedule 14C Information Statement
                  filed  by  the  Company  with  the   Securities  and  Exchange
                  Commission on April 23, 2013.

         (e) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 2014.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.
----------------------------------

         GENERAL. The authorized capital stock of the Company consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. On August 28, 2014, the Company had 324,062,282 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding,

         COMMON STOCK. All outstanding shares of common stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the common stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Holders of common stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefore, equally, on a share for share basis. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The common stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions. As of August 28, 2014, the Company's 324,062,282 shares of common stock outstanding were held by approximately 792 stockholders of record, not including shares held in securities brokerage accounts.

         PREFERRED STOCK. The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, having such rights, preferences and privileges, and issued in such series, as are determined by the Company's board of directors. As of August 28, 2014, no shares of preferred stock are issued and outstanding.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
-----------------------------------------------

         The validity of the issuance of the shares of common stock covered by this registration statement will be passed upon for the Company by Richardson & Associates, counsel to the Company, 1453 Third Street Promenade, Suite 315, Santa Monica, California, 90401. Mark J. Richardson owns 1,388,884 stock options to purchase 1,388,884 shares of the Company's common stock and 522,705 shares of the Company's common stock, none of which are being registered pursuant to this registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------------------------------------------------

         Under Delaware General Corporation Law and Solar3D's bylaws, Solar3D's directors will have no personal liability to Solar3D's stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in Solar3D's bylaws is to eliminate the rights of Solar3D's stockholders (through stockholder's derivative suits on behalf of Solar3D) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of Solar3D or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, Solar3D's bylaws provide that if Delaware law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. Delaware General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. These provisions will not alter the liability of the directors under federal securities laws.

         Furthermore, management plans to enter into agreements to indemnify Solar3D's directors and officers, in addition to the indemnification provided for in Solar3D's bylaws. These agreements, among other things, will indemnify Solar3D's directors and officers for certain expenses (including attorneys'
fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Solar3D, arising out of such person's services as a director or officer of Solar3D, any subsidiary of Solar3D or any other company or enterprise to which the person provides services at the request of Solar3D. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. In the future, Solar3D may also purchase an insurance policy to protect our officers and directors from certain liabilities, including liabilities against which we cannot directly indemnify our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Solar3D pursuant to the foregoing provisions, Solar3D has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
--------------------------------------------

         The shares of common stock which will be issued pursuant to this registration statement will be issued pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 8. EXHIBITS.
-----------------

         3.1      Certificate of Incorporation of the Registrant (1)

         3.2      Amendments to Certificate of  Incorporation  of the Registrant
                  (1)(2)

         3.3      Bylaws of the Registrant (1)

         5.1 Opinion of Richardson & Associates as to the legality of the securities being registered

         23.1     Consent of Richardson & Associates

         23.2 Consent of HJ Associates & Consultants, LLP, Independent Registered Public Accounting Firm

         24.1     Power of Attorney (contained on page 5 hereof)

         99.1     Re-offer Prospectus, dated September 5, 2014
-----------------------------------------------------
(1) Incorporated by reference from the exhibits included with the Company's Registration Statement on Form SB-2 file with the SEC dated August 1, 2005.

(2)      Incorporated   by  reference  from  the  exhibits   included  with  the
         Definitive 14C Information Statement filed by the Company with the SEC on April 23, 2013.


ITEM 9. UNDERTAKINGS.
---------------------

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i)      To  include  any   prospectus   required  by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)      To   remove   from   registration   by   means  of  a
         post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the finial adjudication of such issue.


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. Nelson, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.




                         [SIGNATURES ON FOLLOWING PAGE]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused his registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California on the 5th day of September 2014.


                                    SOLAR3D, INC.


                                    By: /s/ James B. Nelson
                                        ----------------------------------------
                                        James B. Nelson, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


      SIGNATURE                        TITLE                         DATE
-----------------------   ----------------------------------- ------------------

/s/ James B. Nelson       Chairman, Chief Executive Officer    September 5, 2014
-----------------------   (Principal Executive Officer),
James B. Nelson           President, Chief Financial Officer
                          (Principal Accounting Officer), and
                          Secretary



/s/ Mark J. Richardson    Director                             September 5, 2014
-----------------------
Mark J. Richardson


/s/ Emil Beitpolous       Director                             September 5, 2014
-----------------------
Emil Beitpolous

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2014

                                                     REGISTRATION NO. 33-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                                  SOLAR3D, INC.







                                 EXHIBIT VOLUME

                                     TO THE

                             REGISTRATION STATEMENT

                         INDEX TO THE EXHIBIT VOLUME TO
                       REGISTRATION STATEMENT ON FORM S-8


                  3.1      Certificate of Incorporation of the Registrant (1)

                  3.2 Amendments to Certificate of Incorporation of the Registrant (1) (2)

                  3.3      Bylaws of the Registrant (1)

                  5.1 Opinion of Richardson & Associates as to the legality of the securities being registered

                  23.1     Consent of Richardson & Associates

                  23.2     Consent  of  HJ   Associates  &   Consultants,   LLP,
                           Independent Registered Public Accounting Firm

                  24.1     Power of Attorney (contained on page 5 hereof)

                  99.1     Re-offer Prospectus, dated September 5, 2014

-----------------------
(1) Incorporated by reference from the exhibits included with the Company's Registration Statement on Form SB-2 file with the SEC dated August 1, 2005.

(2)      Incorporated   by  reference  from  the  exhibits   included  with  the
         Definitive 14C Information Statement filed by the Company with the SEC on April 23, 2013.